UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response. . 28.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 25, 2005

3CI COMPLETE COMPLIANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11097	76-0351992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1517 W. North Carrier Parkway, Suite 104 Grand Prairie, Texas		75050
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(972) 375-0006

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, Larry F. Robb, individually and on behalf of a class comprising the minority stockholders of 3CI Complete Compliance Corporation (the “Company”), and the Company are “Plaintiffs” in cause no. 467704-A, Robb et al. v. Stericycle, Inc. et al. (the “Louisiana Suit”), in the First Judicial District Court, Caddo Parish, Louisiana (the “Court”) against Stericycle, Inc., Waste Systems, Inc. and four individuals who are affiliates of Stericycle and Waste Systems and are or were directors of the Company (collectively, the “Defendants”).

On October 25, 2005, the Court granted the Plaintiffs’ Thirteenth Motion to Compel and for Sanctions by ruling from the bench that the Defendants are precluded from offering any evidence on the issue of their liability.  The Plaintiffs must still establish liability by proving their case in Court.

Also on October 25, 2005, the Court dismissed all of the Defendants’ remaining third-party claims against Otley L. Smith III, John R. Weaver, Robert M. Waller, Curtis W. Crane, Charles D. Crochet, and David J. Schoonmaker, and against the members of the Special Committee, individually, except those alleging breaches of fiduciary duties by members of the Special Committee, which are stayed pursuant to a previous Court order.

Formal written orders setting forth the Court’s rulings will be entered in due course.

The Court has set an initial trial date for the Louisiana Suit during the week of December 5, 2005, with an alternative trial date of February 13, 2006.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Financial statements of businesses acquired:  Not applicable.

(b)                                 Pro forma financial information:  Not applicable.

(c)                                  Exhibits:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2005	3CI COMPLETE COMPLIANCE CORPORATION

	By:	/s/ Stephen B. Koenigsberg
Stephen B. Koenigsberg
Director and Chairman of the Special Committee of the Board of Directors